UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27122 (Commission file number)	94-2900635 (I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, CA (Address of principal executive offices)	94588 (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 9, 2014, Adept Technology, Inc. (“Adept”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica”) to replace its existing line of credit with Silicon Valley Bank.

Pursuant to the Loan and Security Agreement, Adept may borrow an amount not to exceed the lesser of (i) $10 million and (ii) $2.5 million plus 80% of eligible domestic and foreign subsidiary accounts receivable.  The Loan and Security Agreement specifies the criteria for determining eligible accounts receivable and sets forth ongoing conditions precedent to Adept’s ability to borrow under the line of credit.

Amounts borrowed under the Comerica line of credit may be repaid and reborrowed at any time without penalty or premium prior to June 9, 2016 (the “Maturity Date”), at which time all advances under the line of credit shall be immediately due and payable in full.  Any amounts borrowed under the line of credit shall bear interest at the prime rate plus 0.75%.

Adept and certain of its subsidiaries have granted Comerica a security interest in substantially all of their respective assets (excluding intellectual property) to secure the outstanding obligations under the line of credit and any separate bank service agreements between Adept and Comerica covering foreign exchange contracts, merchant credit card processing reserves, cash managements services or letters of credit.

During the term of the Loan and Security Agreement, Adept is subject to a single financial covenant, which requires that Adept not suffer an EBITDA loss of greater than (i) $500,000 for any fiscal quarter or (ii) $1,000,000 for the twelve-month periods ending June 30, 2014 and June 30, 2015.  Adept is also obligated to comply with various other covenants, including, among other things, requirements as to permissible use of proceeds, restrictions on Adept’s ability to dispose of assets, make acquisitions, be acquired, undergo a change of control, incur indebtedness, grant liens, transfer funds to subsidiaries, make distributions to its stockholders, make investments, or enter into certain transactions with affiliates, subject to specified exceptions.

The Loan and Security Agreement contains customary events of default that entitle Comerica to accelerate Adept’s obligations and require repayment of the outstanding indebtedness, increase the applicable interest rate by an additional 4.00% per annum, and enforce Comerica’s security interest against the collateral. These events of default include, among others, Adept’s breach of payment obligations or covenants, material misrepresentations, events constituting a material adverse change, and bankruptcy and insolvency defaults.

Adept must pay annual facility fees of $12,500 on June 9, 2014 (the “Closing Date”) and on each annual anniversary of the Closing Date.  Adept must also pay certain bank expenses in connection with entry into the Loan and Security Agreement, and is obligated to pay all other bank fees and expenses related to the line of credit.

The foregoing description of the revolving line is qualified in its entirety by reference to the full text of the Loan and Security Agreement, dated as of June 9, 2014, attached hereto as an exhibit, and the related security, pledge and other ancillary agreements entered into by Adept and its subsidiaries in connection with the Comerica line of credit.

The Loan and Security Agreement contains representations, warranties and covenants which have been made by Adept solely for the benefit of Comerica; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures made to Comerica in connection with the negotiation of the agreements and not necessarily reflected therein; may apply standards of materiality in a way that is different from what may be material to investors; and are made only as of the dates specified in the Loan and Security Agreement and are subject to more recent developments.  Investors are not third party beneficiaries under the Loan and Security Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Adept.

Item 9.01  Financial Statements and Exhibits.

Exhibit 10.1
Loan and Security Agreement, dated as of June 9, 2014, between Comerica Bank and Adept Technology, Inc., attaching the Prime Referenced Rate Addendum to Loan and Security Agreement dated as of June 9, 2014 (the “Loan and Security Agreement”).

Exhibit 10.2	Form of Security Agreement relating to Loan and Security Agreement for each Adept Technology, Inc. subsidiary guarantor.
Exhibit 10.3
Guaranty dated as of June 9, 2014, in favor of Comerica Bank by Adept InMoTx, Inc., Adept Technology Holdings, Inc., Adept Mobilerobots LLC and Adept Technology International, Ltd. relating to Loan and Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.
Date: June 11, 2014	By:	/s/ Seth Halio Seth Halio Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1
Loan and Security Agreement, dated as of June 9, 2014, between Comerica Bank and Adept Technology, Inc., attaching the Prime Referenced Rate Addendum to Loan and Security Agreement dated as of June 9, 2014 (the “Loan and Security Agreement”).

Exhibit 10.2	Form of Security Agreement relating to Loan and Security Agreement for each Adept Technology, Inc. subsidiary guarantor.
Exhibit 10.3
Guaranty dated as of June 9, 2014, in favor of Comerica Bank by Adept InMoTx, Inc., Adept Technology Holdings, Inc., Adept Mobilerobots LLC and Adept Technology International, Ltd. relating to Loan and Security Agreement.